UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(D)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 19, 2008
ITC HOLDINGS CORP.
(Exact name of Registrant as Specified in its Charter)

Michigan	001-32576	32-0058047

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39500 Orchard Hill Place, Suite 200
Novi, Michigan	48375

(Address of Principal Executive Offices)	(Zip Code)
(248) 374-7100
(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. REGULATION FD DISCLOSURE
     Set forth below is certain updated information relating to certain legal proceedings involving International Transmission Company (“ITCTransmission”), a wholly-owned subsidiary of ITC Holdings Corp.
     On August 2, 2006, CSX Transportation, Inc. (“CSX”) filed a lawsuit in the United States District Court for the Eastern District of Michigan alleging that ITCTransmission caused damage to equipment owned by CSX and further claiming mitigation costs to protect against future damage. The total alleged damage in this lawsuit is approximately $1.1 million. In January 2007, ITCTransmission received a notice from its insurance provider that it reserves its rights as to the insurance policy, asserting that damage claims of CSX arising from the contractual liability of ITCTransmission are not covered under insurance. ITCTransmission has determined that an immaterial amount of the claimed damages relate to an alleged contractual liability, which, if proven, would not be covered under insurance and therefore would be payable by ITCTransmission. While ITCTransmission has vigorously defended against this action, the parties have entered settlement discussions to reach an amicable resolution. During the year ended December 31, 2007, ITCTransmission recorded an accrual of $0.2 million for this matter in general and administrative expenses. In March 2008, ITCTransmission, by and through its insurer, reached a settlement in principle with CSX. While ITCTransmission and CSX have reached a settlement in principle, no adjustment has been recorded for the accrual of $0.2 million for the contractual liability not covered by insurance that may result from this matter.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITC HOLDINGS CORP.
By:	/s/ Daniel J. Oginsky
	Name:	Daniel J. Oginsky
	Title:	Vice President and General Counsel

March 20, 2008

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